Exhibit 99.2

STEPHEN McCOMMON TO JOIN CDEX INC. AS CHIEF FINANCIAL OFFICER

TUCSON, AZ. - October 23, 2008 - The Board of CDEX Inc. (OTCBB: CEXI) announces the appointment of Stephen A. McCommon as the company's Chief Financial Officer, effective November 11, 2008. Mr. McCommon is a graduate of Arizona State University and has served as Accountant, Controller, CFO and VP of Finance with public/private companies during his career of over thirty years. He has most recently served in senior financial management at Applied Energetics, Inc. (NASDAQGM: AERG), also a Tucson, Arizona based public company. (Mr. McCommon's bio can be reviewed on the CDEX web site at www.cdex-inc.com).

Mr. McCommon replaces August F. DeLuca who has led our financial team during the Company's relocation of its professional services from Rockville, Maryland to Tucson, Arizona during 2007-2008. Mr. DeLuca will remain with the company as a consultant to provide continuity on financial matters.

"I am enthusiastic about joining CDEX, where my training and experience will assist the Company with its progress and growth," said Mr. McCommon. "CDEX is a high technology company selling critically important products through its Medication Safety and Security Divisions on a worldwide basis, which fits well with my background and interests. The Company's innovations address major problems facing the world today and I look forward to helping CDEX achieve its potential in the national and international arenas."

"Stephen brings to CDEX a strong professional background and a wealth of experience with public companies. We are honored that he is joining the CDEX Team", said Malcolm Philips, CDEX CEO and Chairman. "Stephen is a well qualified financial executive with extensive and ongoing hands-on experience in public company filings that will enable him to build upon Augie DeLuca's work of structuring financial systems that support our growing businesses. I would like to thank Augie for his invaluable service in guiding the financial group during a critical transition of our professional services to Tucson, Arizona. We wish the very best for him and his wife Carolyn as they will now have more time to travel and pursue other interests."

ABOUT CDEX
CDEX is a technology development company, currently manufacturing and globally distributing chemical detection products in the medication safety and security markets. The Valimed(TM) product line provides life-saving validation of high-risk medications and returned narcotics. The ID2(TM) product line is a revolutionary new tool in the global battle against abuse of illegal drugs such as methamphetamine. CDEX expects to advance its patented technologies to serve additional markets and applications. For more information, visit www.cdexinc.com or contact Dale Jahr, Director of Investor Relations, (djahr@cdex-inc.com) at
(605) 399-3617.

Any non-historical statements are forward-looking, as defined in federal securities laws, and generally can be identified by words such as "expects," "plans, " "may," "anticipates," "believes," "should," "intends," "estimates," and other similar words. These statements pose risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the protection of intellectual property and proprietary information, and other risks such as those detailed from time-to-time in filings with the Securities and Exchange Commission. There is no obligation to publicly update any forward-looking statements.